UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2011

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 887-6400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

In August 2011, Kennedy-Wilson Holdings, Inc. (“KW”), along with its institutional partners, agreed to acquire a portfolio consisting of 24 performing loans with an unpaid principal balance of approximately $2.2 billion ($1.8 billion purchase price) secured by real estate located in the United Kingdom (the “UK Loan Pool”). The parties closed the first of two tranches in the transaction on October 21, 2011 for approximately $1.4 billion of equity and the second tranche on December 5, 2011 for approximately $0.4 billion of equity. In connection with the closing that occurred on December 5, 2011, a joint venture in which KW has a 50.0% ownership interest contributed $91 million (including an investment by KW of $11 million), which was partially funded with borrowings of $69 million under a loan that is non-recourse to KW bearing interest at a rate of approximately 6% and secured by the joint venture’s interest in the UK Loan Pool, for a 25.0% ownership interest in the second tranche. On December 5, 2011, KW issued a press release announcing the transaction described above. A copy of the press release is furnished as Exhibit 99.1 to this report.

The total investment in the UK Loan Pool by the aforementioned joint venture was approximately $443 million (including investment by KW of $59 million), which was partially funded with a $325 million loan that is non-recourse to KW currently bearing interest at a rate of 6% and secured by the joint venture’s interest in the UK Loan Pool, for a 25.0% total ownership interest. Additionally, KW contributed $68 million for a 3.2% total direct ownership interest in the UK Loan Pool.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit 99.1	Press Release, dated December 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ FREEMAN A. LYLE
Freeman A. Lyle Chief Financial Officer

Date: December 6, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 5, 2011 issued by Kennedy-Wilson Holdings, Inc.